PLEASE PRINT THIS AGREEMENT AND COMPLETE THE NECESSARY INFORMATION.
     SIGN THE COMPLETED AGREEMENT AND FAX IT TO POWER2SHIP AT 561-998-7618.
If you have any comments or questions, please contact Customer Service toll-free at 1-866-727-4995.


                                POWER2SHIP, INC.
                     MOTOR CARRIER TRANSPORTATION AGREEMENT


This Agreement is entered into this        day of          , 20     , by
                                   --------      ----------    -----
and between Power2Ship, Inc. an Application Service Provider (hereinafter referred to as "ASP") a Nevada Corporation with its principal place of business at 903 Clint Moore Road, Boca Raton, Florida 33487 and
                                                       --------------------
(hereinafter referred to as "CARRIER") with Tax Identification #
                                                                ---------------
with its principal place of business  is at
                                           --------------------------------
Phone:                FAX:               .
      ----------------    ---------------

Whereas, ASP, to satisfy some of its customers transportation needs, desires to engage CARRIER to perform transportation within the limit of the CARRIER's operating authority according to this Agreement terms and conditions and CARRIER desires to perform such transportation.

Now, therefore in order to be legally bound the parties agree as follows:

1.1 INTERSTATE. CARRIER is a contract carrier which holds a permit from the Department of Transportation - Federal Motor Carrier Safety Administration at
Docket  No.  MC-                ,  and  DOT  #                   and  CARRIER is
                ----------------              -------------------
authorized to and shall provide motor carrier contract service (hereinafter called "Transportation Service") to meet the specific needs of ASP. CARRIER agrees to provide to ASP a copy of CARRIER'S operating authority upon execution of this Agreement. CARRIER agrees to notify ASP of any suspension, revocation, or any other changes in its operating rights at least fifteen (15) days prior to the effective date of any such suspension, revocation, or change. CARRIER further represents and warrants that it does not have a conditional or unsatisfactory safety rating issued from the United States Department of Transportation.

1.2 INTRASTATE. CARRIER is authorized to operate as a motor carrier for the appropriate regulatory agencies for the states of
                                                 -----------------------------
at  Docket  Nos.                    which  authorize  CARRIER  to provide
                --------------------
Transportation  Service  within  the states of                      .  CARRIER
                                              ----------------------
agrees to provide to ASP a copy of CARRIER'S operating authority upon execution of this Agreement. CARRIER agrees to notify ASP of any suspension, revocation, or any other change in its operating rights at least fifteen (15) days prior to the effective date of any such suspension, revocation, or change.

2. PROPERTY BROKER LICENSE. BROKER is a licensed property broker which holds authority from the Department of Transportation - Federal Motor Carrier Safety Administration at Docket No. MC-467847.

3.1 SERVICE OF CARRIER. The Transportation Service shall be for the prompt transportation of products tendered by ASP's customers to and from points and places designated by ASP and ASP's customers, subject to the provisions of this Agreement and the limitations of CARRIER'S operating authority. The Transportation Service to be provided to ASP by CARRIER shall include the following: (1) the procurement of necessary approvals, authorities or licenses from all Governmental Agencies; (2) the provision of motor vehicles and allied equipment (hereinafter called the "Vehicles"); (3) the maintenance of the vehicles in accordance with the rules and regulations of the Federal Motor Carrier Safety Administration; (4) the employment of drivers qualified pursuant to the rules and regulations of the Federal Motor Carrier Safety Administration;
(5) compliance with all of ASP's customers safety program requirements; (6) proper compliance with State and Federal safety regulations; (7) the safe, proper, and legal load securement of all products tendered by ASP's customers to CARRIER; (8) the dispatch of drivers and Vehicles; (9) timely delivery; and (10) the procurement of all supplies.

3.2     MINIMUM  TENDER.   There is no Minimum volume of freight contemplated by
this Agreement. ASP is not restricted against tendering its freight to other carriers; CARRIER is not restricted against performing transportation for other shippers.

3.3 STATUS NOTIFICATION. CARRIER shall transport all ASP's customers shipments without delay. Unless CARRIER is using the P2S GPS PDA data collection device which updates information directly to the ASP while in transit, CARRIER shall notify ASP as a minimum, verbally or electronically TWICE a day Monday through Saturday.

4. TERM OF AGREEMENT. The term of the Agreement shall be for one (1) year, commencing as of the date first written above, and shall be deemed to be automatically renewed from year to year thereafter, but can be terminated by either party, without cause, by giving thirty (30) days' notice. ASP may also terminate this agreement, by giving one (1) day's notice: (A) if CARRIER fails to: (1) comply with the rules and regulations of the Federal Motor Carrier Safety Administration; (2) maintain insurance consistent with Paragraph 21, and
(3) comply with substantial provisions of this agreement. Notice shall be sent by Certified Mail, Return Receipt Requested, and addressed to the other party at the address of said party as set forth in this agreement.

5. RATES AND CHARGES. The parties agree the rates and charges for the contemplated transportation shall be:
     5.1 On manually processed loads only those rates on the individual Rate Confirmation Sheets, signed by each party prior to each shipment.
     5.2 When CARRIER has been granted access to the P2S electronic asset management tool and CARRIER is classified as a MEMBER CARRIER, then their unused CARRIER assets have CARRIER entered rates for the unused capacity, then that CARRIER rate will be displayed to SHIPPER for their selection and when carrier accepts the shipment tendered to them from an action item, then CARRIER is confirming acceptance of the rate to perform the transportation transaction.

ASP will pay CARRIER the agreed amount within thirty days of ASP's receipt of CARRIER's freight bill, bill of lading, clear delivery receipt, and any other documents necessary to enable ASP to ascertain transportation has been properly provided. Should CARRIER desire to accelerate the settlement of freight charges, the use of the P2S GPS/PDA will enable them to do so for a service fee. CARRIER agrees ASP, at its option, may offset against any payments owed to CARRIER amounts CARRIER owes ASP.

6. ASP AUDIT. ASP reserves the right to continually audit CARRIER's information for accuracy. If ASP discovers that CARRIER is imputing incorrect information then ASP can terminate this contract immediately.

7. CORRECTION OF A FREIGHT CHARGE. If CARRIER does not agree with a freight charge paid, CARRIER must notify ASP as to the correct amount of the freight charge within ninety (90) days of receipt of payment, OTHERWISE, CARRIER, its legal representatives, successors and assignees, shall have waived the right to claim that any additional freight charge due from ASP or any other party. Both parties agree that if the amount to be corrected is Five Dollars ($5.00) or less, that the correction will not be necessary and no further action needs to be taken to correct the amount.

8. ASP BILLING OF FREIGHT CHARGES TO ITS CUSTOMERS. ASP shall have the exclusive right to bill all freight charges to its customers for shipments handled pursuant to this Agreement. CARRIER shall not seek to collect from Customer or any other party involved with the shipment.

9. BILL OF LADING. CARRIER shall sign a bill of lading or receipt for each shipment tendered to it in the form required by ASP, an example attached, or ASP's customer. If ASP and/or ASP's customer elects to use a bill of lading or other form of freight receipt or contract for each shipment, any terms, conditions, or provisions of such bill of lading or other form shall be subject and subordinate to the terms of this Agreement. Any bill of lading or other form inconsistent with the terms of this Agreement shall be null and void, and the terms of this Agreement shall govern. Upon delivery of each shipment, CARRIER shall obtain a signed delivery receipt from the consignee in a form acceptable to ASP, setting forth the goods delivered, correct count, condition of such goods and date and time of delivery. All such documents shall show the actual consignor (Shipper) and Consignee (Receiver) and Freight Rate shall appear in the "Bill To:" section and in the "Special Instructions" section as being "SHIPPED UNDER CONTRACTOR AUTHORITY WITH ASP CUSTOMER."

10. CONTRACT CARRIAGE. Regardless of whether CARRIER is authorized to operate or does operate as a Common Carrier, each and every shipment tendered to CARRIER by ASP shall be deemed to be tendered to CARRIER as a motor Contract Carrier and shall be subject only to the terms of this Agreement and the provisions of law applicable to motor contract carriage. The CARRIER rules; waivable statutory provisions under 49 USC 14101; and other documents which are inconsistent with the terms of this contract are hereby expressly waived and shall be null and void, and the terms of this contract shall govern.

11. INDEPENDENT CONTRACTOR. The relationship of CARRIER to ASP shall at all times be that of an independent contractor and such status shall govern all relations between CARRIER, ASP, and any third party.

12. CARRIER'S LIABILITY FOR TRANSPORTATION SERVICE. CARRIER does not have the right to assign, allocate, or tender Power2Ship Customer's freight to a third party that would in any way negate, eliminate, circumvent, or alleviate CARRIER'S liability to ASP. CARRIER shall be responsible for all liabilities incident to the Transportation Service rendered by CARRIER under this Agreement including, but not limited to, all costs, expenses and liabilities incident to or arising out of accidents, repairs of equipment, labor, fuel and insurance.

13. REGULATIONS OF THE FEDERAL GOVERNMENT. CARRIER must comply with all the rules and regulations of the Federal Motor Carrier Safety Administration.

14. CARRIER'S LIABILITY FOR FREIGHT LOSS OR DAMAGE. CARRIER shall be liable for all loss and damage to the property which ASP arranges for CARRIER to transport, and CARRIER hereby agrees to be liable for loss or damage to the freight from the time CARRIER receives the freight until the time the freight is delivered. CARRIER shall be liable to ASP and/or ASP's Customer for the full actual loss, damage or injury.

15. NOTICE OF CARGO CLAIM. In the event that CARRIER loses or damages all or any part of a shipment consigned by ASP, CARRIER agrees to notify ASP at the earliest date and time, and such notice shall be no later than twenty-four (24) hours after CARRIER'S receipt of notice of loss or damage. CARRIER and ASP also agree that CARRIER should promptly notify ASP as described above of any conditional delivery receipt or of a refused delivery of all or any portion of a shipment.

16. FILING OF A CARGO CLAIM. A claim resulting from loss or damage of goods will be filed in writing with CARRIER within nine (9) months of the delivery date, and such a claim will contain sufficient facts to identify the involved shipment and the amount of loss or damage. ASP agrees to provide CARRIER with documentation in its possession or under its control which is reasonably necessary.

ASP shall be deemed to have filed such a claim in a timely manner in the event of any of the following:

     a. by the mailing of a claim within the time limit; or

     b. by CARRIER'S knowing acceptance or sale of the goods in their damaged condition.

A claim shall not be invalidated when ASP is unable to quantify the exact amount of loss within nine (9) months.

17. PAYMENT, COMPROMISE, OR DISALLOWANCE OF A CARGO CLAIM. ASP's cargo claim against CARRIER shall either be paid, compromised, or disallowed within One Hundred and Twenty (120) days of receipt by CARRIER, unless ASP has failed to provide complete documentation. If ASP has provided complete documentation, and CARRIER fails to pay, compromise or disallow a claim in One Hundred and Twenty (120) days of receipt by CARRIER, then CARRIER shall be liable for interest at the rate of one and one half percent (1-1/2%) per month on the amount of the claim commencing at the end of said One Hundred and Twenty (120) day period, and such interest shall continue until the claim is resolved.

18. FILING SUIT TO COLLECT A CARGO CLAIM. The time limit for filing suit against CARRIER for a loss or damage claim shall be two (2) years from the date ASP receives a written disallowance from CARRIER which states a lawful reason for declining to accept liability of a loss or damage.

If ASP is successful in recovering for loss, damage, or delay in a Court of law or through Arbitration, it shall be entitled to recover reasonable attorney fees in addition to other costs and interest accrued from the date of delivery or scheduled delivery.

19. INDEMNIFICATION. CARRIER shall defend, indemnify and hold harmless ASP and ASP's Customer from and against any and all liability arising out of CARRIER's act, omission, or negligence, as to the following:

     a. All losses, damages, expenses, actions and claims for injury to or death of persons and damage to property arising out of or in connection with the load, handling, transportation, unloading or delivery of any shipments pursuant to this Agreement;

     b. All losses, damages or expenses incurred by ASP and/or ASP's Customer from any breach by CARRIER of this Agreement;

     c. All acts authorized by this Agreement, which are performed by CARRIER, its agents, employees or helpers, including but not limited to, criminal acts, gross negligence, and intentional or negligent conduct in violation of federal, state or local governmental laws, rules or regulations.

20. CARRIER'S UNLAWFUL RETENTION OF CARGO. CARRIER agrees that it will not seize or assume control of products tendered by ASP and/or ASP's Customer. CARRIER waives and releases all liens which it might otherwise have to any of ASP's Customer's freight in its possession.

21. INSURANCE. CARRIER shall maintain at its own cost, at all times during the life of this Agreement, a policy for liability insurance in an amount not less than Seven Hundred and Fifty Thousand dollars ($750,000) or such higher insurance coverage as may be required by law, which policy shall provide coverage for public liability, property damage, environmental restoration, and injury or death to persons resulting from the performance of the Transportation Service. CARRIER shall also maintain at its own cost, at all times during the life of this Agreement, a policy for cargo liability insurance in an amount not less than One Hundred Thousand dollars ($100,000) or such higher insurance coverage as may be required by law or by ASP from time to time. These insurance policies providing the above coverage shall be written by a reputable insurance company. These policies shall also provide that the Insurance Company issuing such policies shall notify both the CARRIER and ASP of its intention to cancel any policy at least ten (10) days prior to the effective date of cancellation. CARRIER shall furnish ASP with a Certificate or Certificates of Insurance designating ASP as an Additional Insured.

22. HAZARDOUS MATERIAL TRANSPORTATION. For any shipment arranged by ASP to be transported by CARRIER involving transportation of hazardous materials or waste requiring vehicle placarding under 49 CFR Part 172, the parties agree to the following provisions shall apply, in addition to provisions in the this
Agreement:

     a. CARRIER also represent and warrants it holds all Federal and/or State permits and registrations necessary to transport the hazardous materials or waste, and CARRIER shall provide ASP copies of all appropriate documents upon ASP's request.

     b. CARRIER shall immediately notify ASP of (1) any revocation or suspension of the permits and registrations in (a) above and (2) any change in CARRIER's "satisfactory" USDOT safety rating. CARRIER acknowledges a "satisfactory" USDOT safety rating is a prerequisite to transporting hazardous materials or waste under this Agreement.

     c. CARRIER also represents and warrants all CARRIER's drivers transporting hazardous materials or waste (1) are properly trained under Federal and State Laws, including, as example, 49 CFR 172.700 and 177.800, and (2) have the proper endorsements on their Commercial Driver's License to transport such shipment.

     d. CARRIER shall comply with all Federal, State and Local Laws regarding the transportation of hazardous materials or waste, including, as example 49 CFR 172 and 397.

     e. If CARRIER is requested to transport hazardous materials or waste for which CARRIER must maintain Five Million Dollars ($5,000,000) liability coverage under 49 CFR 387.9, CARRIER shall procure and maintain, at its sole expense, public liability and property damage insurance from a reputable and financially responsible insurance company insuring CARRIER for at least Five Million per occurrence. Such insurance shall name ASP as insured's for any and all liabilities for personal injuries (including death) and property damage, including environmental damage due to the release of a hazardous substance, arising out of or in any way related to CARRIER's transportation.

23. CONFIDENTIALITY. CARRIER acknowledges that his position as CARRIER for ASP gives him access to special knowledge of ASP's organization and business methods which could be harmful to ASP if used for any purpose other than the promotion of ASP's business as provided in this Agreement. CARRIER agrees that during the term of this Agreement that CARRIER will not communicate with any of ASP's customers. CARRIER agrees that in the event of any breach of the covenants contained in this paragraph ASP will be entitled, in addition to any other rights and remedies, to an injunction or restraining order restraining CARRIER from committing or continuing to commit any breach of these provisions, and CARRIER hereby consents to the issuance of such injunction or restraining order or other equitable relief without bond or other security and without the necessity of actual damage to ASP.

24. COVENANT NOT TO COMPETE. CARRIER agrees not to directly solicit freight from ASP's Customers that it hauled freight for as a result of the efforts of ASP under this Agreement for a period of three (3) years after termination of this Agreement. Should CARRIER breach the provision in this paragraph, it is understood between the parties that damages to ASP would be hard to calculate. Therefore, the parties have stipulated and agreed that should CARRIER breach the above provision, that the ASP will be entitled to the following:

     a. ASP will be entitled, in addition to any other rights and remedies, to an injunction or restraining order restraining CARRIER from committing or continuing to commit any breach of these provisions, and CARRIER hereby consents to the issuance of such injunction or restraining order or other equitable relief without bond or other security and without the necessity of actual damage to ASP.

     b. CARRIER shall pay ASP a commission of fifteen percent (15%) of the transportation or revenue received on the movement of traffic.

25. ENTIRE AGREEMENT. This Agreement constitutes the entire contract between the parties. This Agreement shall not be modified or changed by any express or implied promises, warranties, guarantees, representations or other information unless expressly and specifically set forth in the Agreement or an Addendum properly executed by the parties.

It is agreed that there are no oral representations, agreements, or understandings affecting this instrument and that any future representation, agreements, understandings or waivers to be binding upon the parties hereto, must be reduced to writing. Either party's failure strictly to enforce any provisions of this Agreement shall not be construed as a waiver or modification thereof excusing the other party from performance.

If any provision of this Agreement is found to be unlawful or unenforceable for any reason, such provision shall be severable from this Agreement, and all other provisions shall be binding upon the parties and shall remain in effect.

26. JURISDICTION. This Agreement shall be deemed to have been drawn under Florida Law and this Agreement shall be construed in accordance with the laws of the State of Florida. If there is a dispute, any legal action must be brought in Florida and Florida's laws shall apply, without regard to its conflict of laws rules.

27. NOTICES. Notices shall be sent by registered mail, return receipt requested, to each party at the address shown above, or to such other addresses as shall have been designated in writing.

In Witness Whereof, the parties hereto have caused this Agreement to be executed in their respective names by their duly authorized representatives as of the date first above written.

ASP:  Power2Ship,  INC.:


By:                                Title:
   ------------------------------        -------------------------------------


CARRIER:


By:                                Title:
   ------------------------------        -------------------------------------